RELEASE

1653 East Maple Road	●	Troy, MI 48083	CONTACT: Mary Ann Victor,
Phone: (248) 689-3050	●	Fax: (248) 689-4272	Vice President and Chief Administrative Officer, ext. 204
www.somanetics.com			Bill Iacona, Chief Financial Officer, ext. 229

FOR IMMEDIATE RELEASE

SOMANETICS REPORTS RECORD NET REVENUES AND INCOME
BEFORE INCOME TAXES FOR THE SECOND QUARTER OF 2007

Financial Highlights

▪
Net revenues for the second quarter increased 23 percent to a record $9.1 million, compared with the second quarter of fiscal 2006 which included international stocking associated with the launch of the newest generation four-channel INVOS Cerebral/Somatic Oximeter System.

▪	Net revenues climbed 30 percent for the first six months of the fiscal year.

▪	Income before income taxes increased to a record $3.6 million for the second quarter and to $6.2 million for the first six months of the fiscal year.

▪	Net income increased to $2.4 million, or $0.17 per diluted share, for the second quarter and $4.1 million, or $0.28 per diluted share for the first six months of the fiscal year.

TROY, Mich. -- June 14, 2007 -- Somanetics Corporation (Nasdaq: SMTS) today reported record net revenues of $9.1 million for the second quarter ended May 31, 2007, a 23 percent increase from $7.4 million in the same period of 2006. The second quarter of fiscal 2006 included stocking associated with the launch of the newest generation four-channel INVOS Cerebral/Somatic Oximeter System. For the six months ended May 31, 2007, net revenues increased 30 percent to $17.1 million from $13.1 million in the same period last year.

U.S. net revenues increased 32 percent to $7.7 million from $5.8 million in the second quarter of fiscal 2006. International net revenues declined to $1.4 million from $1.5 million. For the six-month period, U.S. net revenues increased 35 percent to $14.4 million and international revenues increased 12 percent to $2.8 million.

Second quarter income before income taxes was $3.6 million, compared with $3.3 million in the second quarter of fiscal 2006. While Somanetics did not pay income taxes in the second quarter, taxes were recorded at an estimated effective tax rate of 34 percent. Second quarter net income increased to $2.4 million, or $0.17 per diluted share, from $2.2 million, or $0.15 per diluted share.

For the six months ended May 31, 2007, income before income taxes increased 29 percent to $6.2 million from $4.8 million in the comparable period of fiscal 2006. Net income was $4.1 million for the first half of 2007, or $0.28 per diluted share, compared with $3.2 million, or $0.24 per diluted share, for the first half of 2006.

Gross margin was 89 percent in the second quarter of fiscal 2007, compared with 87 percent in the fiscal 2006 second quarter, and was 88 percent for the six-month period, the same as the first six months of fiscal 2006. Somanetics exited the quarter with a cash, marketable securities and long-term investments balance of $76.4 million and no borrowings.

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SOMANETICS REPORTS SECOND QUARTER 2007 RESULTS / 2

“We are pleased with our second quarter and year-to-date performance,” said Bruce Barrett, Somanetics’ president and chief executive officer. “We experienced solid sequential growth of 19 percent in U.S. SomaSensor unit sales in the second quarter of fiscal 2007, compared with the first quarter. We believe this is early evidence that the expansion of our U.S. sales and education team and the publication of new data are having a positive impact on the adoption rate of our technology in cardiac surgery.”

“We entered the second quarter with a direct U.S. sales and education team that we had expanded to approximately 50 members,” Barrett noted. “Earlier this year, results of the first prospective, randomized, blinded trial with the INVOS System in coronary artery bypass graft surgery were published in the journal Anesthesia and Analgesia showing that using information from the INVOS System resulted in a 73 percent reduction in major organ morbidity and mortality, and significantly shortened ICU stays in the intervention group. The ability of the expanded sales and education team to capitalize on this newly published data is a key assumption underlying our growth plans in fiscal 2007,” he said.

Sales and Marketing Initiatives

Attendance at professional meetings and conferences is an important aspect of Somanetics’ marketing programs. Somanetics attended more than 20 conferences during the second quarter, where abstracts and presentations were made highlighting use of cerebral oximetry in cardiothoracic surgery and pediatric applications, and by anesthesiologists, perfusionists and other clinicians.

Somanetics also will attend a number of medical conferences and programs during the third and fourth quarters. The 5th World Congress on Pediatric Critical Care, to be held in Geneva later this month, will feature a symposium on "NIRS: A new approach to monitoring in the critical care setting,” including a presentation by George M. Hoffman, MD, chief of pediatric anesthesiology and associate director of the pediatric intensive care unit at Children’s Hospital of Wisconsin. In addition, Erle Austin, MD, Professor of Surgery at the University of Louisville and Chief of Cardiovascular Surgery at Kosair Children’s Hospital will speak at the American Society of ExtraCorporeal Technology’s Pediatric Perfusion Conference in July about the benefits of neurological monitoring during pediatric cardiac surgery.

In addition, more than 20 articles, abstracts and papers about the use of the INVOS technology were published during the second quarter.

Neonatal Sensor Launch

In the second quarter, Somanetics further advanced its customer preference testing related to the sensor being developed for the neonatal patient population. During the third quarter Somanetics expects to expand its marketing efforts into the neonatal intensive care unit with revenue-generating product shipments. Somanetics also expects to increase its investment in sales and marketing to capitalize on its entry into this market segment.

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SOMANETICS REPORTS SECOND QUARTER 2007 RESULTS / 3

Business Outlook

Based on current business trends, Somanetics reiterated its previously announced guidance for fiscal 2007. Somanetics undertakes no obligation to update its estimates. Somanetics is currently forecasting:

▪	Net revenues of approximately $40 million.

▪	Income before income taxes in the range of $12.5 million to $13.4 million.

▪	Gross margin percentage between 87 to 88 percent and operating margin percentage in the range of 22 to 24 percent.

Somanetics to Host Conference Call

Somanetics will web cast its 2007 second quarter conference call at 10:00 a.m. (ET) today. To join the webcast, visit the Investor Center section of Somanetics’ website at www.somanetics.com and click on the “Q2 2007 Somanetics Corporation Earnings Conference Call” link. The call also will be archived on the website.

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter System, a non-invasive patient monitoring system that continuously measures changes in the blood oxygen levels in the brain and elsewhere in the body in somatic, or skeletal muscle, tissue in patients with or at risk for restricted blood flow. Surgeons, anesthesiologists and other medical professionals can use the information provided by the INVOS System, in conjunction with other available information, to identify brain oxygen imbalances and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care. Somanetics supports its customers through a direct U.S. sales force and clinical education team. Tyco Healthcare markets INVOS System products in Europe, Canada, the Middle East and Africa and Edwards Lifesciences represents INVOS System products in Japan. For more information visit www.somanetics.com.

Safe-Harbor Statement

Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2007, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the Cerebral Oximeter and SomaSensor, our dependence on distributors and independent sales representative firms for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation

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SOMANETICS REPORTS SECOND QUARTER 2007 RESULTS / 4

of our business, changes in our deferred tax assets, future equity compensation expenses, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, sales employee turnover, changes in our actual or estimated future taxable income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others’ patents and the other factors set forth from time to time in Somanetics’ Securities and Exchange Commission filings, including Somanetics’ 2006 Annual Report on Form 10-K filed on February 8, 2007 and the first quarter Form 10-Q filed on April 3, 2007.

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SOMANETICS REPORTS SECOND QUARTER 2007 RESULTS / 5

SOMANETICS CORPORATION
BALANCE SHEETS

	May 31,	November 30,
	2007	2006
ASSETS	(Unaudited)	(Audited)
CURRENT ASSETS:
Cash and cash equivalents	$31,434,781	$28,734,869
Marketable securities	26,974,744	20,918,134
Accounts receivable	5,349,216	4,740,043
Inventory	2,771,228	2,172,458
Accrued interest receivable	425,153	351,666
Prepaid expenses	255,197	494,822
Deferred tax asset - current	3,190,027	2,761,217
Total current assets	70,400,346	60,173,209
PROPERTY AND EQUIPMENT (at cost):
Demonstration and no capital cost sales equipment at customers	3,060,197	2,650,939
Machinery and equipment	1,374,722	1,263,015
Furniture and fixtures	301,483	300,037
Leasehold improvements	197,575	195,565
Total	4,933,977	4,409,556
Less accumulated depreciation and amortization	(2,626,442)	(2,285,279)
Net property and equipment	2,307,535	2,124,277
OTHER ASSETS:
Long-term investments	17,970,387	21,917,764
Deferred tax asset - non-current	5,733,960	8,182,783
Intangible assets, net	6,553	10,009
Other	15,000	15,000
Total other assets	23,725,900	30,125,556
TOTAL ASSETS	$96,433,781	$92,423,042

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$962,202	$1,045,727
Accrued liabilities	702,647	1,159,770
Total current liabilities	1,664,849	2,205,497
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS' EQUITY:
Preferred shares; authorized, 1,000,000 shares of $.01 par value; no shares issued or outstanding	—	—
Common shares; authorized, 20,000,000 shares of $.01 par value; issued and outstanding, 13,178,961 shares at May 31, 2007, and 13,163,627 shares at November 30, 2006	131,790	131,636
Additional paid-in capital	117,278,237	116,817,012
Accumulated deficit	(22,641,095)	(26,731,103)
Total shareholders' equity	94,768,932	90,217,545
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$96,433,781	$92,423,042

SOMANETICS REPORTS SECOND QUARTER 2007 RESULTS / 6

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended May 31,		Ended May 31,
	2007	2006	2007	2006
NET REVENUES	$9,122,178	$7,394,857	$17,147,050	$13,148,571
COST OF SALES	1,047,117	924,497	2,048,840	1,634,996
Gross Margin	8,075,061	6,470,360	15,098,210	11,513,575

OPERATING EXPENSES:
Research, development and engineering	164,421	141,011	277,787	319,077
Selling, general and administrative	5,270,093	3,852,667	10,589,529	7,360,548
Total operating expenses	5,434,514	3,993,678	10,867,316	7,679,625

OPERATING INCOME	2,640,547	2,476,682	4,230,894	3,833,950

OTHER INCOME:
Interest income	1,005,598	817,943	1,966,086	958,080
Total other income	1,005,598	817,943	1,966,086	958,080
INCOME BEFORE INCOME TAXES	3,646,145	3,294,625	6,196,980	4,792,030

INCOME TAX PROVISION	1,239,689	1,120,173	2,106,973	1,629,290

NET INCOME	$2,406,456	$2,174,452	$4,090,007	$3,162,740

NET INCOME PER COMMON SHARE - BASIC	$0.18	$0.17	$0.31	$0.27

NET INCOME PER COMMON SHARE - DILUTED	$0.17	$0.15	$0.28	$0.24

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	13,171,881	12,895,472	13,168,088	11,817,654

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	14,575,237	14,353,075	14,601,768	13,360,564

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